As filed with the Securities and Exchange Commission on October 20, 2003

Registration No. 33-91026

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUINTILES TRANSNATIONAL CORP.

(Exact name of registrant as specified in its charter)

North Carolina	56-1714315
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4709 Creekstone Drive
Riverbirch Building, Suite 200
Durham, North Carolina	27703-8411
(Address of Principal Executive Offices)	(Zip Code)

Equity Compensation Plan
(Full title of the plan)

Dennis B. Gillings, Ph.D.
Executive Chairman and Chief Executive Officer
Quintiles Transnational Corp.
4709 Creekstone Drive, Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411
(Name and address of agent for service)

(919) 998-2000
(Telephone number, including area code, of agent for service)

Copy to:
Gerald F. Roach, Esq.
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
Post Office Box 2611
Raleigh, North Carolina 27602-2611
(919) 821-1220

DEREGISTRATION OF UNSOLD SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 33-91026) (the “Registration Statement”) of Quintiles Transnational Corp. (the “Company”) pertaining to 550,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which was filed with the Securities and Exchange Commission and became effective on April 7, 1995. The Registration Statement registered the shares of Common Stock for issuance pursuant to the Equity Compensation Plan (the “Plan”). On April 10, 2003, the Company entered into an Agreement and Plan of Merger, dated as of April 10, 2003, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 18, 2003 (the “Merger Agreement”), with Pharma Services Holding, Inc. (“Pharma Services”) and Pharma Services Acquisition Corp. (“Merger Sub”), an indirect wholly owned subsidiary of Pharma Services. Under the terms of the Merger Agreement, Merger Sub would merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Pharma Services (the “Merger”). The Merger became effective on September 25, 2003 (the “Effective Time”). Pursuant to the Merger Agreement, each outstanding option to purchase shares of Common Stock at the Effective Time (other than those held by Pharma Services or Merger Sub), was canceled and, upon surrender of such options or delivery of a written acknowledgement by the optionholder that all options held by such optionholder have been canceled, such holder will be entitled to a cash payment in an amount equal to the excess, if any, of $14.50 over the applicable exercise price per share of Common Stock subject to such stock option multiplied by the number of shares of Common Stock for which such stock option was exercisable immediately prior to cancellation.

     As a result of the cancellation of the options, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company that are registered but unsold under the Registration Statement.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on October 20, 2003.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Dennis B. Gillings Dennis B. Gillings, Ph.D. Executive Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed on October 20, 2003 by the following persons in the capacities indicated:

Signature	Title

AGENT FOR SERVICE

/s/ Dennis B. Gillings Dennis B. Gillings, Ph.D.	Executive Chairman and Chief Executive Officer

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